Exhibit 3.35(a)

AMENDED AND RESTATED OPERATING AGREEMENT
OF
LGI HOMES - NC, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT OF LGI HOMES - NC, LLC (as amended from time to time, this “Agreement”) is adopted this 30th day of September, 2014, by the initial sole member identified on Exhibit A as the Member of LGI HOMES - NC, LLC, a North Carolina limited liability company (the “Company”).

W I T N E S S E T H :

WHEREAS, the Company was formed on September 4, 2014 by the filing of its articles of organization by the North Carolina Secretary of State; and

WHEREAS, the parties hereto desire to adopt this Agreement to amend and restate the Operating Agreement dated September 4, 2014 in its entirety in order to provide for the regulation and management of the Company and to set forth the respective rights, duties and obligations of the Members and the Managers in connection therewith;

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.           Formation of the Company; Initial Member. The Company was formed under and shall be operated in accordance with the North Carolina Limited Liability Company Act, as amended (the “Act”). To the extent this Agreement conflicts with the Company’s articles of organization, this Agreement shall govern and control to the extent permitted by law.

Section 2.           Member Interest. The “Member Interest” of each Member shall be the percentage set forth opposite such Member’s name on Exhibit A hereto. The Member Interests shall be adjusted from time to time as additional capital contributions are made by the Members, and as otherwise appropriate, so that the Member Interest of each Member shall be equal to the total capital contributions made by such Member over the total capital contributions made by all Members to the Company. From time to time the Manager shall amend Exhibit A as necessary to reflect the Member Interests and aggregate capital contributions of the Members.

Section 3.           Place of Business, Registered Office and Registered Agent. The principal place of business of the Company shall be 1450 Lake Robbins Dr., Suite 430, The Woodlands, Texas 77380. The Manager may from time to time change the principal place of business of the Company to such other place as the Manager deem appropriate. The registered office of the Company in the State of North Carolina shall initially be 176 Mine Lake Court, Suite 100, Raleigh, NC 27615, and the registered agent for service of process on the Company in the State of North Carolina shall be NC Corporate Connection, Inc. The Manager may from time to time change the registered office of the Company to such other place or the registered agent of the Company to such other person, as the Manager deems appropriate.

Section 4.           Company Purposes. The Company has been organized for the purposes of conducting any and all lawful business for which a limited liability company may be organized under the North Carolina Limited Liability Act.

Section 5.           Capital Contributions. Each Member has contributed to the Company such property and money in the amount set forth opposite the Member’s name on Exhibit A. Notwithstanding anything herein to the contrary, no person named on Exhibit A hereto shall become a Member under this Agreement until such person makes such contribution.

Section 6.          Allocation of Items of Company Income, Gain, Deduction and Loss and Distributions; Tax Status. The Company shall allocate all items of Company profit and loss for each fiscal year for Capital Account and federal income tax purposes to the Members in proportion to their Member Interests. The Company shall make distributions of cash or property to the Members (including upon liquidation of the Company) in proportion to their Member Interests. The Member intends for the Company to be disregarded as an entity for federal income tax purposes and for state income tax purposes in those states that follow federal tax classifications, unless and until there are multiple holders of membership interests in the Company. If there are multiple holders of membership interests in the Company, it is the intent of the parties hereto that the Company shall be treated as a partnership for federal income tax purposes and for state income tax purposes in those states that follow federal tax classifications.

Section 7.          Management of the Company.

(a)          The Company shall be manager-managed by a Principal Manager, a Broker Manager and one or more Sales Managers. The business affairs of the Company shall be managed by the Principal Manager. Except as expressly provided herein or as otherwise required by applicable law, the Principal Manager shall have complete and exclusive control of the management of the Company’s business and affairs. The Principal Manager shall serve until his or her successor shall have been duly elected, or until his or her earlier death, resignation or removal. The Principal Manager may be removed at any time, with or without cause, by affirmative vote of the Members. Eric Lipar is the initial Principal Manager of the Company.

(b)          The initial Broker Manager shall be Anthony Hanson. The Broker Manager’s authority to act as a Manager shall be effective only upon (i) the Broker Manager’s becoming licensed as a designated broker pursuant to North Carolina law; and (ii) the Company’s obtaining a broker’s license pursuant to North Carolina law. As a Manager, the Broker Manager shall only have the authority to (i) perform those functions required to be performed by a designated broker pursuant to North Carolina law; and (ii) perform those other functions to the extent authority is granted by the Principal Manager and then only in accordance with the rules and procedures set by the Principal Manager as such may be amended by the Principal Manager.

(c)          The Principal Manager may from time to time designate one or more individuals as a sales manager of the Company (each a “Sales Manager”).

Each Sales Manager shall have only the power to sell individual lots with constructed homes owned by the Company to a third party homebuyer.

(d)          The Principal Manager may from time to time delegate to one or more individuals (each an “Officer”) any portion of its authority granted hereunder and under the Act as the Principal Manager deems appropriate. Each Officer shall hold office until such Officer’s death, incapacity, resignation or removal or until the appointment of a successor. An Officer may be removed as an Officer by the Principal Manager at any time with or without cause. An Officer may resign as an Officer at any time by communicating his resignation to the Principal Manager, orally or in writing.

Section 8.          Exculpation and Indemnification. No Member or Manager shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or Manager in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Manager by this Agreement, except that a Member or Manager shall be liable for any such loss, damage or claim incurred by reason of such Member’s or Manager’s willful misconduct. To the full extent permitted by applicable law, a Member or Manager shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member or Manager by reason of any act or omission performed or omitted by such Member or Manager in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Manager by this Agreement, except that no Member or Manager shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member or Manager by reason of willful misconduct with respect to such acts or omissions. Any indemnity under this Section 8 shall be provided out of and to the extent of Company assets only, and neither the Members nor the Managers shall not have personal liability on account thereof.

Section 9.          Transfer of a Company Interest. Except as otherwise agreed to in writing by the Members, no Member may transfer any portion of its interest in the Company without the prior written unanimous consent of the other Members, which consent may be given or withheld in the sole and absolute discretion of the Member.

Section 10.           Dissolution. The Company shall begin on the date of the filing of its articles of organization and shall continue until dissolved in accordance with the terms hereof. The Company shall be dissolved upon the earlier of any of the following (each an “Event of Dissolution”): (i) the determination of the members that the Company shall be dissolved; (ii) the entry of a decree of judicial dissolution under Section 57C-6-02.3 of the Act; or (iii) 30 days after the filing by the North Carolina Secretary of State of a certificate of dissolution under Section 57C-6-03 of the Act, provided that the Company shall not have applied for reinstatement within such 30-day period pursuant to Section 57C-6-03(c) of the Act.

Section 11.           Amendment. This Agreement may be amended by the unanimous consent of the Members; provided, however, that any amendment to this Agreement must be in writing and signed by all of the Members.

Section 12.          Entire Agreement. This Agreement constitutes the entire agreement and understanding among the Members with respect to the Company and supersedes all prior agreements and understandings, both written and oral, with respect to that subject.

Section 13.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principle of conflict of laws thereof and such federal laws as may apply.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first written above.

SOLE MEMBER:

LGI HOMES GROUP, LLC

By:	/s/ Eric T. Lipar
Eric T. Lipar

EXHIBIT A

MEMBERS

Members	Member Interest	Capital Contribution

LGI Homes Group, LLC 1450 Lake Robbins Dr., Suite 430 The Woodlands, Texas 77380	100%	$175,000

A-1